Exhibit 99.3

Amplify Energy

Moderator: Ken Mariani

05-06-19/7:30 a.m. CT

Confirmation # 6827856

Amplify Energy

Moderator: Ken Mariani

May 06, 2019

7:30 a.m. CT

OPERATOR:                                                This is Conference #6827856

Operator:                                                                    Welcome to the Amplify Energy and Midstates Petroleum merger announcement call.  Earlier today, Amplify and Midstates issued a joint press release and merger presentation announcing the transaction, which are available on Amplify’s website at www.amplifyenergy.com and Midstates’s website at www.midstatespetroleum.com.

During this call, all participants will be placed in a listen-only mode.  After the prepared remarks, management teams of Amplify and Midstates will take questions from participants.

Today’s call is being recorded and a replay of the call will be available until Monday, May 20 by dialing 855-859-2056 and then entering the conference ID number 6827856.  And now I’d like to turn the conference to Martyn Willsher, Senior Vice President and Chief Financial Officer of Amplify Energy Corp.

Martyn Willsher:                             Good morning, and welcome to the Amplify and Midstates teleconference to discuss the announced merger of equals.

Amplify and Midstates issued a press release this morning announcing the merger and transaction details and also posted the supplemental presentation which we encourage stock holders of both companies and potential investors to review.

Ken Mariani, Amplify’s President and Chief Executive Officer, and David Sambrooks, Midstates’s President and Chief Executive Officer, will provide highlights regarding the strategic and financial benefits of the transaction.  After which, we will take questions from the investor community.

Before I turn the call over to Ken, I’d like to remind you that some of our remarks may contain forward-looking statements based on certain assumptions and expectations of the Amplify and Midstates management teams.  These remarks reflect management’s current view with regard to future events and are subject to various risks, uncertainties, and assumptions.

Although both management teams believe that the expectations reflected in such forward-looking are reasonable, they can give no assurance that such expectations will prove to be correct and takes no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after this call except as required by applicable law.

Please refer to the Amplify and Midstates SEC filings for a list of factors that may cause actual results to differ materially from those in the forward-looking statement made during this call except as required by applicable law.

In addition, please note that this merger transaction is subject to the terms and condition set forth in the merger agreement, including the required approvals by both Amplify and Midstates stockholders, the waiting period on the U.S. Hart-Scott-Rodino Act having expired or been terminated early, and other customary conditions.  With this in mind, I will now turn the call over to Ken Mariani.  Ken?

Ken Mariani:                                                Thank you, Martyn.  I appreciate the stockholders of both Amplify and Midstates joining us for today’s exciting announcement of Amplify Energy and Midstates Petroleum having entered into a definitive merger agreement to pursue a strategic all stock combination.

This transaction is a merger of equals, and as such following the closing of the merger Amplify and Midstates stockholders will each own 50 percent of the outstanding stock of the combined company.  The merger has been unanimously approved by participating directors of both the Amplify and Midstates boards.

After the merger closes, the combined company will utilize the current Midstates New York Stock Exchange listing, but operate under the Amplify brand and trade under the ticker AMPY.

David Proman will remain Chairman of the combined company board of directors which will consist of eight members who currently serve on Amplify and Midstates boards.  This strategic merger has many substantial advantages for the stockholders of both companies.

The combination improves each company’s asset base with the diversified platform of long life, shallow decline assets and initial identified cost synergies of approximately $20 million will provide immediate value operative to the combined company.

In addition, the combined company will have a low-risk PDP-focused platform with a peer leading, free cash flow profile.  The free cash flow profile in low leverage of the combined entity will provide additional capacity to accelerate capital returns and will position us for further potential market consolidation opportunities.

As a management team, we remain committed to creating shareholder value and look forward to executing on this outstanding opportunity.  I will now turn over the call to David Sambrooks for his remarks.

David Sambrooks.  Thank you, Ken, and good morning, everyone.  As Ken pointed out in his remarks, this transaction is a tremendous opportunity for both companies.  I believe the new company is well positioned with significant scale, the diversified asset base, a strong balance sheet, and a robust free cash flow generation.

When we announced our intention to review strategic alternatives for Midstates, we believed that the value maximizing alternatives could include a stock-for-stock transaction with significant potential for synergies.

We wanted to leverage our proven record of peer-leading operating efficiency, capital discipline, and free cash flow generation to identify a counterpart with a similar track record and focus on creating value for our shareholders.

The combination with Amplify presents a unique opportunity to realize these goals and deliver on the market-focused strategy.  Ken and the rest of his Amplify management team have demonstrated — have a demonstrated focus on capital discipline and return of capital to shareholders while operating safely and efficiently.

This transaction is a terrific opportunity for our shareholders, and we look forward to partnering with the Amplify team.  With that, I’ll turn the call back over to Ken to provide some additional details on the transaction.

Ken Mariani:                                                Thank you, David.  I would like to reiterate to our investors some of the strengths of the combined company that were highlighted in the posted presentation.  This merger of equals will unlock substantial value by combining the high quality, low decline assets across several diverse plays.

The enhanced scale of the merged entity couple with significant cost synergies will establish a peer group leading, operational efficiency, and free cash flow profile.  The combined company strong balance sheet and liquidity will allow additional capacity to accelerate capital return programs and consider future opportunistic M&A activity.

The merge entity’s current pro forma enterprise value of $729 million is approximately $230 million less than its pro forma, proved developed reserve value of $960 million which will enable significant future upside to shareholders.

We believe that the combination of significant synergy realization, consolidation of cash flow generating assets, and quality reinvestment opportunities will lead to further value enhancement and close the disconnect between our assets reserved value and the combined company’s enterprise value.

The transaction achieves benefits of scale through improvements through our production, EBITDA, and free cash flow.  On a combined fourth quarter 2018 annualized basis, our two companies generated 40,000 barrels of oil equivalent per day of production, $241 million of adjusted EBITDA, and $165 million of free cash flow.

Our emphasis moving forward will remain on strong free cash flow generation as we forecast at least $65 million of combined levered free cash flow in 2019.  Our 2019 forecast results in a top tier levered free cash flow yield of 15 percent to 25 percent based on our pro forma market cap.

Transaction is also expected to result in significant cost synergy realization of approximately $20 million in annual G&A synergies and potential LOE savings to create a premiere cost efficient operator.

When considering fiscal year 2018, our pro forma cash G&A expense will decrease significantly for the combined company to $1.64 per BOE which is less than the average of our pair group.

This combination will give us the opportunity to move farther down the cost curve by spreading fixed costs over more production and is anticipated to reduce our cost of capital.

Additionally, the combined company will be headquartered in Houston and will increase efficiencies by leveraging Amplify’s existing platform.  These cost reduction initiatives will begin immediately after close with full integration expected by 2020.

Furthermore, the combination of the two companies will result in a stronger balance sheet with a leverage ratio of approximately 1.2x on a fourth quarter 2018 annualized basis, which is significantly below our selected pair group average of 1.6x.

The combined company will be almost unique in its ability to achieve greater than 10 percent free cash flow while maintaining leverage less than 2.0x.

Preserving a strong balance sheet and favorable liquidity position enables us to manage commodity price volatility and deliver competitive corporate returns regardless of where we are in the market cycle.

Due to the significant benefits of this transaction for both companies, greater than 50 percent of Amplify stockholders and approximately 36 percent of the Midstates stockholders have committed to both their shares in favor of the merger.

As we move through this process, we will continue to update stockholders of both companies on important milestones on our path to closing this exciting transaction.

This concludes our prepared remarks for the call, and we would like to now invite our stakeholders to ask any questions they have for the management teams.  Operator, we’d like to open up the line for any questions.

Operator:                                                                    Certainly.  If you’d like to ask a question, please press star one on your telephone keypad.  To withdraw your question, press the pound key.  We’ll pause for approximately 30 seconds to compile the Q&A roster.

Thank you for your patience.  Again, that is star one to ask a question by phone.  Your first question comes from the line Ron Mills with Johnson Rice.  Your line is open.

Ron Mills:                                                                Good morning, guys, and congrats on the announcement.  Ken, you mentioned something about this transaction.  Given the trading of a lot of the particularly of the smaller cap names, there seems to be a lot of opportunities to put companies together and have G&A savings.

You mentioned potential for additional transactions over time.  That lead in is for — to come to this from an asset standpoint provides diversification but not a whole lot of operational synergies.

Is it fair to assume this is — there’s a lot of financial synergies and you look at opportunities that have both companies kind of trading probably below PDP and generating free cash flow?  And is this — do you think it’s a strategy you continue to pursue here and have identified potential other opportunities like this?

Ken Mariani:                                                Thank you for the question, Ron, and the question about do I think there’s other opportunities to pursue similar to this, obviously with the $20 million a year of annual G&A synergies relative to 2018, we feel this combination will unlock significant value for all of the pro forma shareholders going forward.

And obviously in the marketplace, you feel it’s a very fragmented EMP sector right now especially with regards to companies this sizes.  So yes, we believe there’s other opportunities to pursue as we go forward.

Ron Mills:                                                                And given the diverse asset base that you now have, what is the outlook for your capital program in terms of where’s capital allocated?  Is it going to continue to be designed to generate free cash flow and potentially return additional capital to shareholders in the form of buybacks or tender offers like both companies have already executed to date?

Martyn Willsher:                             Ron, hi.  This is Martyn Willsher.  I’ll take that.  Yes, so obviously we’ll be working together on a combined capital program for — to execute post closing.

Both companies have already executed on capital return programs in the past and I think obviously part of the rationale for this combination is that we’re both generating significant free cash flow both now and in the future, and that allows us a lot of flexibility on how we return capital to shareholders in the future.

And so, I think you’ll see a capital program from us as a combined entity that keeps that in mind and is obviously based on continuing to return capital to shareholders in the future.

Ken Mariani:                                                Yes, and Martyn, I would just add one more comment to that is obviously the focus of both companies has been capital discipline.

So as we go forward although the number of opportunities we have has grown significantly with the pro forma company, again, capital discipline is going to be — continued to be emphasized as well as returning capital to our shareholders.

Ron Mills:                                                                And then the last one is more mechanical.  I’m not — I don’t know your shareholder base at Amplify.  I know that at Midstates it’s fairly concentrated and one of the things you talk about is increased float.

When we think about the deal upon closing, what does the shareholder base look like and how much of that is true float outside of kind of more concentrated shareholders?  Or does this merger kind of make that concentration less of an ownership?  I guess less of an ownership concentration?

Martyn Willsher:                             Yes, Ron.  Yes, this is Martyn again.  I think Amplify is obviously even more closely held than Midstates currently.

And so, on a combined basis obviously uptiering, or from our perspective, uptiering to Midstates ticker on the NYC is going to help our — the liquidity of our stock and also the additional kind of shares or what should help the float of the Midstates shareholders as well.

So on a combined basis, we’re obviously looking at this as a benefit to the combined company in terms of the availability of shares to trade on the open market which has obviously been an issue for us specifically, but also Midstates has limited float as well.  So combined, I think this will be a benefit to both companies.

Ken Mariani:                                                And I would just add again I think the combination of the two companies obviously and the ability to unlock additional value through the synergies we discussed in out posted presentation, that in of itself I think will attract additional investors.

Ron Mills:                                                                All right, guys.  Congrats again and thanks for your time.

Ken Mariani:                                                Thank you, Ron.

Operator:                                                                    Again, if you’d like to ask a question, please press star one on your telephone keypad.  There are no further questions at this time.  I would now like to turn the call back over to Ken Mariani for closing remarks.

Ken Mariani:                                                In closing, I’d like to thank the Midstates team and our advisors for the great work in bringing this merger together.  I’d also like to thank both companies’ hardworking employees and respected board of directors for having a vision to make this merger possible.

Finally, I’d like to thank all of our stockholders.  You have been patient as both companies have thrived to add value to their investment.

We believe the combination will create significant value for all of our investors and we appreciate your support as we finalize the process.  This concludes our call.  Thank you for joining us today.  And as always, please don’t hesitate to reach out to us with any additional questions.  Thank you.

Operator:                                                                    This concludes the Amplify Energy and Midstates Petroleum merger announcement call.  We thank you for your participation.  You may now disconnect.

END